EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-116921 pertaining to The United Illuminating Company 401(k)/Employee Stock Ownership Plan) of UIL Holdings Corporation of our report dated June 28, 2007 relating to the financial statements and the financial statement schedules of The United Illuminating Company 401(k)/Employee Stock Ownership Plan for the year ended December 31, 2006, included in this annual report on Form 11-K for the year ended December 31, 2006.

Dworken, Hillman, LaMorte & Sterczala, P.C.
Shelton, Connecticut
June 28, 2007

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